Exhibit (a)(1)(A)

INFINERA CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

FOR NEW AWARDS

This document constitutes part of the prospectus relating to securities that have been registered under the

Securities Act of 1933, as amended. The prospectus relates to the Infinera Corporation 2007 Equity

Incentive Plan.

JANUARY 25, 2010

INFINERA CORPORATION

Offer to Exchange Certain

Outstanding Options to Purchase Common Stock for New Awards

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time,

on February 22, 2010, unless we extend the expiration.

By this offer, Infinera Corporation (“Infinera,” “we,” “us,” and “our”) is giving eligible employees of Infinera Corporation and its subsidiaries the opportunity to exchange certain of their outstanding options granted before January 25, 2009, under the Infinera Corporation 2007 Equity Incentive Plan (the “Plan”) with an exercise price per share greater than $8.16, whether vested or unvested, that remain outstanding as of the expiration of this offer, for restricted stock units or, for certain employees, options to purchase shares of our common stock.

If you participate in this offer, the number of new awards you receive will depend on the number and exercise price (and with respect to certain eligible options, the grant date) of the eligible options that you elect to exchange. Those employees who receive new options will be granted options with an exercise price equal to the closing sale price of our common stock on the same day we cancel the eligible options that are exchanged pursuant to this Offer to Exchange (but after the expiration of the offer), which we expect to be February 22, 2010. Restricted stock units granted in the offer will be awarded on the same date. If the expiration date of the offer is extended, then the grant date of the new awards similarly will be extended. The restricted stock units and new options will be granted under the Plan.

The vesting of the new awards will be based on your continued service with us or our subsidiaries through each applicable vesting date over a period of 2 to 4 years following the grant date of the new awards, depending on the vesting schedule of and extent to which the exchanged option is vested. All shares for each award, including both vested and unvested shares, will be subject to this new vesting schedule. The vesting schedule of the new awards is detailed in Section 9 of this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Awards (the “Offer to Exchange”). Your participation in this offer and the receipt of new awards does not provide any guarantee or promise of continued service with Infinera or its subsidiaries.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “INFN.” On January 22, 2010, the closing price of our common stock was $7.92 per share. You should evaluate the risks related to our business, our common stock and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 20 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must submit your election via the Infinera offer website on or before 9:00 p.m., Pacific Time, on February 22, 2010 (unless we extend the offer) at https://infinera.equitybenefits.com.

Your delivery of all documents relating to the offer, including elections, is at your own risk. Only responses that are properly completed and actually received by Infinera via the website by the deadline will be accepted. You should print and keep a copy of the confirmation statement that will be generated on the offer website at the time that you complete and submit your election. The printed confirmation statement will provide evidence that you submitted your election. If you have not received a confirmation, it is your responsibility to confirm that we have received your election. As noted above, responses must be submitted via the Infinera offer website. Responses submitted by any other means, including fax, email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this Offer to Exchange and the other offer documents to Valerie Hopkins by phone at +1 (408) 543-7818 or email at optionexchange@infinera.com.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer to exchange outstanding options for new awards in any jurisdiction in which the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

2

SCHEDULE A	Information Concerning the Executive Officers and Directors of Infinera Corporation	A-1
SCHEDULE B	A Guide to Issues for Employees in India	B-1
SCHEDULE C	A Guide to Issues for Employees in the United Kingdom	C-1

-i-

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully the entire Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Awards, dated January 25, 2010, document (the “Offer to Exchange”), the accompanying email from Thomas J. Fallon, our President and Chief Executive Officer, dated January 25, 2010. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Q1.	What is the offer?	3
Q2.	Why is Infinera making this offer?	4
Q3.	Who may participate in this offer?	5
Q4.	Which options are eligible for exchange?	6
Q5.	How many new awards will I receive for the options that I exchange?	6
Q6.	Are there circumstances under which I would not be granted new awards?	8
Q7.	How do I participate in this offer?	8
Q8.	Am I required to participate in this offer?	9
Q9.	Will the terms and conditions of my RSUs be the same as my exchanged options?	9
Q10.	Will the terms and conditions of my new options be the same as my exchanged options?	10
Q11.	Do I need to exercise my new awards in order to receive shares?	10
Q12.	What will be the exercise price of my new options?	10
Q13.	When will my new awards vest?	10
Q14.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	12
Q15.	When will my new options expire?	12
Q16.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	13
Q17.	Do I have to exchange all of my eligible options?	13
Q18.	When will my exchanged options be cancelled?	14
Q19.	Once I surrender my exchanged options, is there anything I must do to receive the new awards?	14
Q20.	When will I receive the new awards?	14
Q21.	Can I exchange shares of Infinera common stock that I acquired upon exercise of Infinera options?	14
Q22.	Will I be required to give up all of my rights under the cancelled options?	14
Q23.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?	15
Q24.	How does Infinera determine whether an option has been properly tendered?	15
Q25.	Will I have to pay taxes if I participate in the offer?	15
Q26.	Will I receive a new award agreement?	16
Q27.	What if Infinera is acquired by another company?	16
Q28.	What are the accounting consequences of the offer?	16
Q29.	Are there any conditions to this offer?	17
Q30.	If you extend or change the offer, how will you notify me?	17
Q31.	Can I change my mind and withdraw from this offer?	17
Q32.	Can I change my mind about which eligible options I want to exchange?	17
Q33.	How do I change my election and add or withdraw some or all of my eligible options?	17

Q34.	What if I withdraw my election and then decide again that I want to participate in this offer?	18
Q35.	Are you making any recommendation as to whether I should exchange my eligible options?	18
Q36.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?	19
Q37.	Who can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	19

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding options exchanged for a lesser number of new awards that are subject to certain terms. This opportunity is described in the following questions and answers and in the remainder of this Offer to Exchange.

Terms Used in the Offer

•	“business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

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“cancellation date” refers to the date when exchanged options will be cancelled, which will occur after the offer expires. The cancellation date will be the same U.S. calendar date as the expiration of the offer, which is expected to be February 22, 2010. If the expiration date of the offer is extended, then the cancellation date similarly will be extended.

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“eligible employees” refers to all employees of Infinera or its subsidiaries that are employed in India, the United Kingdom and the United States at the commencement of this offer and who remain employees of Infinera or its subsidiaries in those countries through the expiration of the offer and the new award grant date. The non-employee members of our board of directors are not eligible employees and therefore may not participate in this offer.

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“eligible options” refers to the outstanding and unexercised options that were granted before January 25, 2009, under the Plan with an exercise price per share greater than $8.16, that remain outstanding as of the expiration of this offer.

•	“exchanged options” refers to all eligible options that are cancelled and exchanged for new awards pursuant to this offer.

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“executive officers” refers to those officers of Infinera listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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“expiration date” refers to the date that this offer expires. We expect that the expiration date will be February 22, 2010, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“Infinera,” the “Company,” “we,” “our,” or “us” refers to Infinera Corporation.

•

“maximum expiration date” refers to the date, as set forth in the relevant option agreement, on which an option will expire. However, an option may expire sooner than the maximum expiration date upon the earlier occurrence of certain events, including for example, termination of your employment with Infinera or its subsidiaries.

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“new award grant date” refers to the U.S. calendar date on which the restricted stock units and new options will be granted pursuant to the offer. The new awards will be granted on the same U.S. calendar day as the expiration of the offer and the cancellation of the exchanged options, but following such expiration and cancellation. We expect that the new award grant date will be February 22, 2010. The exercise price per share of all new options will be equal to the closing sale price of our common stock as reported on the NASDAQ Global Select Market on the new award grant date. If the expiration date is extended, then the new award grant date similarly will be extended.

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“new awards” refers to restricted stock units and new options issued pursuant to this offer that replace certain employees’ exchanged options. New awards granted in connection with this offer will be granted on the new award grant date pursuant to the Plan and subject to a new award agreement.

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“new options” refers to the options issued pursuant to this offer that replace the exchanged options of certain employees. The new options will be granted on the new award grant date pursuant to the Plan and subject to a new award agreement.

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“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period commenced on January 25, 2010, and we expect this period to end at 9:00 p.m., Pacific Time, on February 22, 2010, unless we extend the expiration.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Awards.

•	“options” refers to stock options to purchase shares of Infinera’s common stock.

•	“Plan” refers to the Infinera Corporation 2007 Equity Incentive Plan.

•

“restricted stock units” or “RSUs” refers to the restricted stock units issued pursuant to this offer that replace the exchanged options of certain employees. RSUs are promises by Infinera to issue shares of our common stock in the future provided the vesting criteria are satisfied. RSUs granted in connection with this offer will be granted on the new award grant date pursuant to the Plan and subject to a new award agreement.

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“Senior Officers” refers to Thomas J. Fallon, President and Chief Executive Officer; Duston M. Williams, Chief Financial Officer; David F. Welch, Chief Marketing and Strategy Officer; Jagdeep Singh, Executive Chairman; Scott A. Chandler, Vice President, Strategic Sales; Michael O. McCarthy III, Chief Legal Officer; Drew D. Perkins, Chief Technology Officer; and Howard Lukens, Vice President, Strategic Sales.

•	“tender” refers to your election to submit your eligible options for exchange and cancellation pursuant to the offer.

•	“vesting commencement date” means the date that is the 5th day of a month and most closely precedes the expiration date.

Q2.	Why is Infinera making this offer?

A2.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees.

Our stock price, like that of many other companies in the technology industry, has declined significantly in the past few years. We and other optical networking companies have been impacted by the downturn in business spending and declining consumer confidence, as well as other macro-economic factors. As a result of these factors, many of our employees hold options that are substantially underwater (that is, the per share exercise price of the option is higher than the current fair market value of a share of our common stock). These underwater options currently do not provide meaningful retention and incentive value to our employees and, thus, do not enhance long-term stockholder value. We believe the offer would provide employees a meaningful incentive that is directly aligned with the interests of our stockholders and would restore the lost retention value of the equity compensation of such employees. We believe the offer also will better align the value associated with the compensation expense we have booked and will continue to book in the future for these options.

We believe that offering new options to Senior Officers, rather than the RSUs being offered to other employees, will better serve the retention and incentive purposes described above. Because an individual Senior Officer generally has a greater impact on, and a greater ability to influence, the performance of Infinera than other individual employees, we seek to ensure that Senior Officers only benefit from the new awards if the value of our common stock increases from the date of the new awards. As discussed in greater detail in Question and Answer 12 below, the new options will be granted with an exercise price equal to the closing sale price of our common stock on the new award grant date and, therefore, will not have any built-in value on that date and thus a Senior Officer will not benefit economically unless our common stock price increases following the new award grant date and the Senior Officer's new options vest. If we granted Senior Officers RSUs, those new awards would have built-in value on the date of grant and the Senior Officers could benefit economically from these awards even if the price of our common stock declines from the new award grant date, subject only to continued service through the applicable vesting dates.

We are not adverse to granting our Senior Officers restricted stock units, as it has been our practice to grant Senior Officers a mixture of restricted stock units and options to purchase common stock as part of their overall compensation packages. In structuring the terms of this offer for Senior Officers, we seek to preserve a mixture of options and restricted stock units for Senior Officers, and replacing the eligible options of Senior Officers with RSUs would alter the balance of stock options and restricted stock units held by Senior Officers in a manner inconsistent with the intentions of our compensation packages. In contrast, we now weigh grants to non-Senior Officer employees more heavily towards restricted stock units because an individual non-Senior Officer employee generally has less ability to influence the price of our common stock. For non-Senior Officer employees, we now seek to use awards that will retain value even if our common stock does not perform well, and we feel this is a more efficient use of our plan share reserve than granting stock options to all non-Senior Officer employees.

(See Section 3.)

Q3.	Who may participate in this offer?

A3.	You may participate in this offer with respect to your eligible options if you are an eligible employee. You are an “eligible employee” if you are an employee of Infinera or its subsidiaries that is employed in India, the United Kingdom or the United States at the commencement of this offer and who remains an employee of Infinera or its subsidiaries in any of those countries through the expiration of the offer and the new award grant date. The non-employee members of our board of directors are not eligible employees and therefore may not participate in this offer.

We have excluded certain non-U.S. employees from this offer because: (i) we only have a handful of employees that otherwise would be eligible to participate in the offer; (ii) the costs associated with compliance in the various jurisdictions where such non-U.S. employees reside would make the program uneconomic, imperiling our ability to execute the offer; and (iii) we have determined that applicable tax and regulatory concerns make exchanging otherwise eligible options for new option awards less attractive in such non-U.S. jurisdictions. We have determined that including option holders who reside in these jurisdictions in the offer would result in the offer not having the desired compensatory effect. We are considering additional alternative compensation plans for non-U.S.

employees who are not eligible to participate in the offer, as we believe they may be more efficiently compensated through other means.

(See Section 1.)

Q4.	Which options are eligible for exchange?

A4.	All outstanding and unexercised options granted before January 25, 2009, under the Plan with an exercise price per share greater than $8.16, whether vested or unvested, that remain outstanding as of the expiration of this offer are eligible for exchange pursuant to the offer.

To help you recall your eligible options and give you the information necessary to make an informed decision you can access a schedule of your eligible options via the Infinera offer website at https://infinera.equitybenefits.com. This schedule will list your eligible option grants that remain outstanding as of January 25, 2010, whether those eligible options are incentive stock options or non-qualified options, the date of each option grant, the exercise price and the extent to which each option grant is vested. (See Section 2.)

If you hold an option that expires after the commencement of this offer but before the expiration of this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the offer such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms.

Options awarded prior to the Company’s Initial Public Offering in June 2007 under the Company’s 2000 Stock Plan are not eligible to participate.

Q5.	How many new awards will I receive for the options that I exchange?

A5.	This offer is not a one-for-one exchange of your eligible options for new awards. Eligible options cancelled pursuant to the offer will be exchanged for a lesser number of RSUs or new options determined on the basis of an exchange ratio applied to exchanged options on a grant-by-grant basis. If you participate in the offer, you will receive such lesser number of new awards in the form of RSUs, except that if you are a Senior Officer, you will receive a lesser number of new awards in the form of new options. If you accept the offer, all of the outstanding shares that constitute each grant, including both vested and unvested options, will be converted into unvested RSUs or options as part of the offer.

A certain exchange ratio will be applied to each of your exchanged options to determine the number of new awards you would receive pursuant to the offer. The exchange ratios apply to each of your eligible option grants separately based on the per share exercise price of each such eligible option grant and with respect to certain options, the grant date. The various eligible option grants you hold may be subject to different exchange ratios. For purposes of applying the exchange ratios, subject to your continued service with Infinera or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on the first new award vesting date will be rounded up to the nearest whole number of shares that will vest on such vesting date and (ii) the number of shares that will vest on each subsequent vesting date will be (a) rounded down to the nearest whole share solely to the extent such downward rounding is required to off-set upward rounding from a prior vesting date or (b) rounded up to the nearest whole share.

Non-Senior Officers

If you are an eligible employee and are not a Senior Officer, you will receive new awards entirely in the form of RSUs in exchange for options cancelled in the offer. The number of RSUs that will be granted to you in exchange for an eligible option will depend on the per share exercise price of your exchanged option and with respect to certain eligible options, the option’s grant date, as follows:

Per Share Exercise Price of Eligible Options	Exchange Ratio (the number of RSUs you will receive in exchange for your exchanged options)
Greater than $8.16 but less than $13.00	.365
$13.00, granted on June 7, 2007	.312
$13.00, granted on February 28, 2008	.361
Greater than $13.00 but less than $19.00	.325
$19.00 and higher	.279

Each such grant of eligible options surrendered pursuant to the offer by an eligible employee who is not a Senior Officer and cancelled in the offer will be exchanged for a lesser number of RSUs equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, multiplied by (b) the exchange ratio, with any fractional shares rounded to the nearest whole RSU.

Example – Non-Senior Officer

If you are an eligible employee and are not a Senior Officer, and you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $13.54, then on the new award grant date you will receive 325 RSUs. This is equal to 1,000 shares multiplied by .325 (the exchange ratio for an eligible option with an exercise price of greater than $13.00 but less than $19.00).

Senior Officers

If you are an eligible employee and are a Senior Officer, you will receive new awards entirely in the form of new options in exchange for options cancelled in the offer. The number of new options that will be granted to you in exchange for an eligible option will depend on the per share exercise price of your exchanged option, and with respect to certain options, the option’s grant date, as follows:

Per Share Exercise Price of Eligible Options	Exchange Ratio (the number of new options you will receive in exchange for your exchanged options)
$13.00, granted in 2007	.633
$13.00, granted in 2008	.676

Each such grant of eligible options surrendered pursuant to the offer and cancelled in the offer will be exchanged for new options for a lesser number of shares equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, multiplied by (b) the exchange ratio, with any fractional shares rounded to the nearest whole share.

Example – Senior Officers

If you are an eligible employee and are a Senior Officer, and you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $13.00 granted on June 7, 2007, then on the new award grant date you will receive a new option grant covering 633 shares of Infinera common stock. This is equal to 1,000 shares multiplied by .633 (the exchange ratio for an eligible option with an exercise price of $13.00, granted on June 7, 2007.)

(See Section 2.)

Q6.	Are there circumstances under which I would not be granted new awards?

A6.	Yes. If, for any reason, you are no longer an employee of Infinera or its subsidiaries employed in India, the United Kingdom or the United States as of the new award grant date, you will not receive any new awards. Instead, you will keep your current options and they will expire in accordance with their terms. If you are a U.S. employee of Infinera or its subsidiaries, your employment with us will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice (unless otherwise set forth in an agreement between you and us or as required by applicable law). (See Section 1.)

In addition, even if we accept your exchanged options, we will not grant new awards to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new awards as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13.)

Q7.	How do I participate in this offer?

A7.	If you are an eligible employee, on the commencement of the offer you will receive an email at your regular Infinera email address from Thomas J. Fallon, our President and Chief Executive Officer, dated January 25, 2010, announcing this offer. If you wish to participate in this offer, you must do the following on or before 9:00 p.m., Pacific Time, on February 22, 2010:

1. To submit an election via the offer website, go to https://infinera.equitybenefits.com and enter your login ID and your password, which you received in the email from Thomas J. Fallon, dated January 25, 2010, announcing the offer. When logging on for the first time you will be required to reset your password to something of your choosing (typically up to nine digits of letters and numbers).

2. After logging into the offer website, follow the instructions and review the information provided in the schedule of your eligible options. Select the appropriate box next to each eligible option grant you wish to exchange pursuant to the offer.

3. If you are satisfied with your selections, continue through the offer website. Select the “I Agree” box to agree to the Election Terms and Conditions and select the “Submit” button to submit your election.

4. After submitting your election, you will be directed to the confirmation statement page. Please print and keep a copy of the confirmation statement for your records.

You should note that if you elect to exchange any eligible option in this offer, you must elect to exchange all shares subject to that grant of eligible options. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such grants of eligible options without having to exchange all of your eligible option grants. To help you recall your eligible options and give you the information necessary to make an informed decision, a schedule of your eligible options will be made available via the Infinera offer website at https://infinera.equitybenefits.com. This schedule will list your eligible option grants that remain outstanding as of January 25, 2010, whether those eligible options are incentive stock options or non-qualified options, the date of each option grant, the exercise price and the extent to which each option grant is vested.

This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

Your delivery of all documents relating to the offer, including elections, is at your risk. Only responses that are properly completed, and actually received via the offer website by the deadline will be accepted. Responses submitted by any other means, including fax, email, hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. You should print and keep a copy of the confirmation statement generated on the offer website at the time that you complete and submit your election. The printed confirmation statement will provide evidence that you submitted your election. If you have not received a confirmation email, it is your responsibility to confirm that we have received your election. If you need to confirm receipt, you may contact Valerie Hopkins by phone at +1 (408) 543-7818 or email at optionexchange@infinera.com.

(See Section 4.)

Q8.	Am I required to participate in this offer?

A8.	No. Participation in this offer is completely voluntary. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, a schedule listing all of your eligible options will be available via the Infinera offer website at https://infinera.equitybenefits.com.

(See Section 2.)

Q9.	Will the terms and conditions of my RSUs be the same as my exchanged options?

A9.	No. RSUs are a different type of equity award than options, and so the terms and conditions of your RSUs necessarily will be different from your options. Your RSUs will be granted under the Plan and will be subject to a new award agreement. If you accept the offer, all of the outstanding shares that constitute each grant, including both vested and unvested options, will be converted into unvested RSUs with a new vesting schedule. The form of new award agreement is incorporated by reference as an exhibit to the Schedule TO that we have filed as part of the offer with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov. See Section 9 below for more details on the terms and conditions of RSUs.

Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of Infinera. Once you have been issued the shares of Infinera common stock underlying your RSUs, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

The tax treatment of the RSUs may differ significantly from the tax treatment of your options. Please see the remainder of this Offer to Exchange for further details. Also, the vesting schedule of your RSUs will be different from the vesting schedule of your exchanged option. See Section 9 below for more details on the vesting schedule of RSUs.

Q10.	Will the terms and conditions of my new options be the same as my exchanged options?

A10.	No. The terms and conditions of your new options will vary from the terms and conditions of your exchanged options. If you accept the offer, all of the outstanding shares that constitute each grant, including both vested and unvested options, will be converted into unvested options as part of the offer. Your new options will have a different per share exercise price and a new vesting schedule based on the grant date of the applicable exchanged option. In addition, the new options granted in exchange for your eligible options will be granted as nonstatutory stock options, even if your eligible options are classified as incentive stock options for U.S. tax purposes. (See Section 9.)

Your new options will be granted under and subject to the terms and conditions of the Plan and a new award agreement between you and Infinera. The form of award agreement for the new option under the Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

Q11.	Do I need to exercise my new awards in order to receive shares?

A11.	If you receive new options in exchange for your eligible options, then you will need to exercise your new options after they vest and prior to their expiration in order to receive the shares subject to the new options. However, RSUs do not need to be exercised in order to receive shares. If your RSUs vest in accordance with the vesting schedule set forth in your new award agreement, you automatically will receive the shares subject to the RSUs promptly thereafter. New awards that do not vest will be forfeited to Infinera and you will receive no payment for them.

Q12.	What will be the exercise price of my new options?

A12.	The exercise price per share of all new options will be equal to the closing sale price of our common stock as reported on the NASDAQ Global Select Market on the new award grant date, which is expected to be February 22, 2010. We cannot predict the exercise price of the new options.

(See Section 9.)

Q13.	When will my new awards vest?

A13.	If you accept the offer, all of the outstanding shares that constitute each grant, including both vested and unvested options, will be converted into unvested RSUs, or options, as part of the offer. Subject to your continued service with Infinera or its subsidiaries through each relevant vesting date, new awards will be scheduled to vest as follows:

•	None of the new awards will be vested on the new award grant date.

•

For each eligible option grant subject to a 5-year vesting schedule that has vested for less than 2 years of its vesting schedule as of the expiration date, RSUs granted in exchange for such eligible option grant will vest on a quarterly basis, and new options granted in exchange for such eligible option grant will vest on a monthly basis, ratably over a period of 4 years following the new vesting commencement date.

•

For each eligible option grant subject to a 5-year vesting schedule that has vested for at least 2 years but less than 3 years of its vesting schedule as of the expiration date, RSUs granted in exchange for such eligible option grant will vest on a quarterly basis, and new options granted in exchange for such eligible option grant will vest on a monthly basis, ratably over a period of 3 years following the new vesting commencement date.

•

For each eligible option grant subject to a 4-year vesting schedule that has vested for less than 2 years of its vesting schedule as of the expiration date, RSUs granted in exchange for such eligible option grant will vest on a quarterly basis, and new options granted in exchange for such eligible option grant will vest on a monthly basis, ratably over a period of 3 years following the new vesting commencement date.

•

For each eligible option grant subject to a 4-year vesting schedule that has vested for at least 2 years but less than 3 years of its vesting schedule as of the expiration date, RSUs granted in exchange for such eligible option grant will vest on a quarterly basis, and new options granted in exchange for such eligible option grant will vest on a monthly basis, ratably over a period of 2 years following the new vesting commencement date.

We expect the new award grant date will be February 22, 2010. Upon vesting, new options will remain exercisable in accordance with the terms and conditions of the Plan and the new award agreement under which the new options are granted. Upon vesting, RSUs will be settled in accordance with the terms and conditions of the Plan and the new award agreement under which the RSUs are granted.

New awards that do not vest will be forfeited to Infinera at no cost to us on the date set forth in your new award agreement (or sooner upon certain events, such as your termination of services with us or our subsidiaries). Any vested shares subject to new options at the time the option holder ceases service to us will remain exercisable only in accordance with the terms of the Plan and new award agreement under which the new option is granted and will terminate thereafter. Generally, such post termination exercisability period will be 3 months.

We will make minor modifications to the vesting schedule of any new awards to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued service with Infinera or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on the first new award vesting date will be rounded up to the nearest whole number of shares that will vest on such vesting date and (ii) the number of shares that will vest on each subsequent vesting date will be (a) rounded down to the nearest whole share solely the extent such downward rounding is required to off-set upward rounding from a prior vesting date or (b) rounded up to the nearest whole share.

Example – RSUs

For example, assume that an eligible option to purchase 1,000 shares of our common stock with an exercise price of $13.00 per share and a grant date of June 7, 2007, is exchanged pursuant to the offer on February 22, 2010, for 312 RSUs (1,000 multiplied by .312). The eligible option has a 5-year vesting schedule and on the offer expiration date, it had vested for 2 years and 7 months. The RSUs will be scheduled to vest as follows, subject to your continued service to Infinera or its subsidiaries through each relevant date:

Vesting Schedule of RSUs

The total of 312 RSUs will be scheduled to vest ratably on a quarterly basis on the 5th of each of May, August, and November in the years 2010, 2011 and 2012 and the 5th of February in the years 2011, 2012 and 2013.

None of the RSUs will be vested on the date of grant. RSUs granted in exchange for an eligible option grant that is subject to a 5-year vesting schedule and that has vested for at least 2 years but less than 3 years of its vesting schedule as of the expiration date will vest on a quarterly basis ratably over a period of 3 years following the new vesting commencement date, subject to your continued service with us or our subsidiaries through each relevant vesting date.

Example – New Option

As another example, assume that an eligible option to purchase 1,000 shares of our common stock with an exercise price of $13.00 per share and a grant date of February 28, 2008, is exchanged pursuant to the offer on February 22, 2010, for a new option to purchase 676 shares (1,000 multiplied by .676). The eligible option has a 5-year vesting schedule and on the offer expiration date, it had vested for less than 2 years. The new option will be scheduled to vest as follows, subject to your continued service to Infinera or its subsidiaries through each relevant date:

Vesting Schedule of New Option
The total of 676 shares subject to the new option will be scheduled to vest ratably on a monthly basis on the 5th of each month following the grant date for forty-eight (48) months.

None of the new options will be vested on the date of grant. New options granted in exchange for eligible option grant that is subject to a 5-year vesting schedule and that has vested for less than 2 years of its vesting schedule as of the expiration date will vest on a monthly basis ratably over a period of 4 years following the new vesting commencement date, subject to your continued service with us or our subsidiaries through each relevant vesting date.

(See Section 9.)

Q14.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A14.	Any new options granted in exchange for your eligible options will be granted as nonstatutory stock options, even if your eligible options are classified as incentive stock options for U.S. tax purposes.

We recommend that you read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors.

(See Section 9, Section 14, and the section titled “Tax-Related Risks” under “Risks of Participating in the Offer.”)

Q15.	When will my new options expire?

A15.

New options will have a maximum expiration date that is the same date as the maximum expiration date of the eligible option grant in exchange for which the new options were granted. For example, if your eligible option had a maximum term of 10 years from its date of grant and its maximum expiration date is June 10, 2018, then the new option granted to you in exchange for such eligible option will have a maximum expiration date that also is June 10, 2018. In no event will your new option expire after the latest date on which the corresponding eligible option could have expired. New options may expire earlier upon the occurrence of certain events as set forth in the relevant new award agreement, including for example, your termination of service with Infinera or its subsidiaries.

(See Section 9.)

Q16.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A16.	If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the eligible option for any action taken by you with respect to such an election.

For example, if you are an eligible employee and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the 2,500 shares that remain outstanding subject to the eligible option grant, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant.

(See Section 2.)

Q17.	Do I have to exchange all of my eligible options?

A17.	No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. You may not elect to exchange only some of the shares covered by any particular eligible option grant. However, you may elect to exchange the entire remaining portion of any eligible option grant that you have partially exercised. The result is that you may elect to exchange one or more of your eligible option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example, if you hold (1) an eligible option to purchase 1,000 shares, 700 shares of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may elect to exchange:

•	Your first eligible option grant covering the entire remaining 300 shares,

•	Your second eligible option grant covering 1,000 shares,

•	Your third eligible option grant covering 2,000 shares,

•	Two of your three eligible option grants for the amount of shares as described above,

•	All three of your eligible option grants for the amount of shares as described above, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to options to purchase only 100 shares (or any other partial amount) under that grant or less than all of the shares under the second and third eligible option grants.

(See Section 2.)

Q18.	When will my exchanged options be cancelled?

A18.	Your exchanged options will be cancelled on the same U.S. calendar day as the expiration date (but following the expiration of the offer). We refer to this date as the cancellation date. We expect that the cancellation date will be February 22, 2010, unless the offer period is extended.

(See Section 6.)

Q19.	Once I surrender my exchanged options, is there anything I must do to receive the new awards?

A19.	No. Once your exchanged options have been accepted by us and cancelled pursuant to the offer, there is nothing that you must do to receive your new awards. We expect that the new award grant date will be February 22, 2010 (following the expiration of the offer). In order to vest in the shares covered by the new award grant, you will need to remain an employee or other service provider of Infinera or its subsidiaries through the applicable vesting dates, as described in Question and Answer 13 above.

(See Section 1.)

Q20.	When will I receive the new awards?

A20.	We will grant the new awards on the new award grant date. We expect the new award grant date will be February 22, 2010 (following the expiration of the offer). If the expiration date is delayed, the new award grant date similarly will be extended. You will receive your new award agreement after the expiration of the offer.

(See Section 6.)

Q21.	Can I exchange shares of Infinera common stock that I acquired upon exercise of Infinera options?

A21.	No. This offer relates only to certain outstanding and unexercised Infinera options. You may not exchange shares of Infinera common stock in this offer.

(See Section 2.)

Q22.	Will I be required to give up all of my rights under the cancelled options?

A22.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled, and you no longer will have any rights under those options. We intend to cancel all exchanged options on the same U.S. calendar day as the expiration date (following the expiration of the offer). We refer to this date as the cancellation date. We expect that the cancellation date will be February 22, 2010.

(See Section 6.)

Q23.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A23.	If we do not receive a properly completed and delivered election from you by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the award agreement related to such option and pursuant to the Plan.

(See Section 6.)

Q24.	How does Infinera determine whether an option has been properly tendered?

A24.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding on all parties. We reserve the right to reject any election or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice.

(See Section 4.)

Q25.	Will I have to pay taxes if I participate in the offer?

A25.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new award grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, with respect to RSUs, you normally will have taxable income when the shares underlying your RSUs are issued to you. Infinera also will typically have a tax withholding obligation at the time of issuance of the shares underlying the RSUs after the RSUs vest. You also may have taxable capital gain when you sell the shares underlying the RSU. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 below for a reminder of the general tax consequences associated with your eligible options. (See Section 14.)

If you receive new options in exchange for your eligible options, you may have taxable income when you exercise your new options or when you sell your shares. Infinera will satisfy tax withholding obligations, if applicable, in the manner specified in your new award agreement. Please see Section 14 below for a reminder of the general tax consequences associated with your eligible options. (See Section 14.)

If you are employed in India or the United Kingdom, please refer to Schedules B and C, as applicable, of this Offer to Exchange for a description of the tax, social insurance and other legal consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q26.	Will I receive a new award agreement?

A26.	Yes. All new awards will be subject to a new award agreement between you and Infinera and the terms and conditions of the Plan. (See Section 9.) The forms of new award agreement for grants to be made under the Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

Q27.	What if Infinera is acquired by another company?

A27.	If we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any eligible option which you tendered for exchange and your eligible options will be treated in accordance with the Plan and relevant award agreement. Further, if Infinera is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement, and you will receive no new awards in exchange for them. If Infinera is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new awards. Under such circumstances, the type of security and the number of shares covered by your new awards would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new awards covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new awards if no merger or acquisition had occurred.

In addition, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the new award grant date means that the tender of your eligible options will not be accepted, you will keep your tendered eligible options in accordance with their original terms, and you will not receive any new awards or other benefit for your tendered eligible options pursuant to the offer.

If we are acquired after your eligible options have been accepted, cancelled, and exchanged for new awards, your new awards will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the Plan and your new award agreement.

(See Section 9.)

Q28.	What are the accounting consequences of the offer?

A28.	The offer with respect to all eligible options is considered a modification of options exchanged in the offer for financial reporting purposes. As a result, Infinera will record any incremental compensation expense calculated as any increase in the fair value of the new awards compared to the fair value of the eligible option as of the end of the offer period recognized over the remaining requisite service period.

(See Section 12.)

Q29.	Are there any conditions to this offer?

A29.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions is not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may waive the conditions and do so at our discretion. Any such waiver will be made with respect to all eligible employees and in a uniform and nondiscriminatory manner.

(See Section 7.)

Q30.	If you extend or change the offer, how will you notify me?

A30.	If we extend or change this offer, we will issue a press release, email or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following either the previously scheduled expiration date or the day we change the offer, as applicable.

(See Section 15.)

Q31.	Can I change my mind and withdraw from this offer?

A31.	Yes, but only if you withdraw from this offer before it expires. You may change your mind after you have submitted an election and withdraw some or all of your eligible options from the offer at any time before the expiration date (expected to be 9 p.m., Pacific Time on February 22, 2010). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. The exception to this rule is if we have not accepted your properly tendered awards by 9:00 p.m., Pacific Time, on the fortieth business day from the commencement of the offer, you may withdraw your options at any time thereafter up to such time as Infinera does accept your properly tendered awards.

(See Section 5.)

Q32.	Can I change my mind about which eligible options I want to exchange?

A32.	Yes. You may change your mind after you have submitted an election and change the options you elect to exchange at any time before the expiration date by submitting a new election as described under Questions and Answers 7 and 33. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. Please be sure that any completed and new election you submit includes all of the eligible option grants with respect to which you want to accept this offer and is clearly dated after your last-submitted election.

(See Sections 4 and 5.)

Q33.	How do I change my election and add or withdraw some or all of my eligible options?

A33.	To change an election you previously made with respect to some or all of your eligible options, you must do the following before the expiration date:

Election Changes and Withdrawals via Offer Website

1. To change an election or withdraw participation from the offer with respect to some or all of your eligible options via the offer website, go to https://infinera.equitybenefits.com and enter your login ID and your password, which you received in the email from Thomas J. Fallon, dated January 25, 2010, announcing the offer. When logging on for the first time you will be required to reset your password to something of your choosing (typically up to nine digits of letters and numbers).

2. After logging into the offer website, follow the instructions and review the information provided in the schedule of your eligible options. Select the appropriate box next to each eligible option grant to indicate whether you wish to exchange such option grant pursuant to the offer.

3. If you are satisfied with your selections, continue through the offer website. Select the “I Agree” box to agree to the Election Terms and Conditions and select the “Submit” button to submit your election.

4. After submitting your election, you will be directed to the confirmation statement page. Please print and keep a copy of the confirmation statement for your records.

The delivery of all elections is at your risk. You should print and keep a copy of the confirmation statement on the offer website at the time that you complete and submit your election. The printed confirmation statement will provide evidence that you submitted your election. If you have not received a confirmation, we recommend that you confirm that we have received your election. If you need to confirm receipt, you may contact Valerie Hopkins by phone at +1 (408) 543-7818 or email at optionexchange@infinera.com.

Only elections that are properly completed and actually received by Infinera by the deadline will be accepted. Elections may be submitted only via the offer website. Elections submitted by any other means, including fax, email, hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

(Section 5)

Q34.	What if I withdraw my election and then decide again that I want to participate in this offer?

A34.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election accepting the offer before the expiration date, in accordance with the procedures described in Question and Answer 7.

(See Section 4.)

Q35.	Are you making any recommendation as to whether I should exchange my eligible options?

A35.

No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 20 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new awards you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor.

(See Section 3.)

Q36.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?

A36.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options, other equity awards, or any other rights to you or anyone else.

(See Section 1.)

Q37.	Who can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A37.	For additional information or assistance or to obtain additional copies of the offer documents, you should contact Valerie Hopkins by phone at +1 (408) 543-7818 or email at optionexchange@infinera.com.

(See Section 10.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the fiscal year ended December 27, 2008, and our quarterly reports on Form 10-Q for the quarters ended March 28, 2009, June 27, 2009 and September 26, 2009, each as filed with the SEC, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S., and Schedules B and C discussing the tax consequences for employees outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

Further, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included in our most recent Annual Report on Form 10-K and our Quarterly Reports for the quarters ended March 28, 2009, June 27, 2009 and September 26, 2009. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your eligible options might have been worth more than the new awards that you receive in exchange for them.

The exchange ratio of this offer is not one-for-one. Therefore, it is possible that, at some point in the future, your old options would have been economically more valuable to you than the new awards granted pursuant to this offer.

For example, if you exchange an option for 1,000 shares with an exercise price of $13.00 and a grant date of June 7, 2007, and you are not a Senior Officer, you would receive 312 RSUs. Assume, for illustrative purposes only that the price of our common stock increases to $20 per share. Under this example, if you had kept your exchanged options and exercised them and sold the underlying shares at a time when the price of our common stock was $20 per share, you would have realized ordinary income of $7,000, but if you exchanged your options, exercised and immediately sold the shares subject to the restricted stock unit grant as it vests and the price of our common stock when you sell shares subject to the RSU is $20 per share, you would realize ordinary income of only $6,240.

As another example, if you exchange an option for 1,000 shares with an exercise price of $13.00 and a grant date of June 7, 2007, and you are a Senior Officer, you would receive 633 new options. Assume, for illustrative purposes only that the exercise price of your new options is $9.25 per share and 3 years after the new award grant date the price of our common stock has increased to $20 per share. Under this example, if you had kept your exchanged options and sold them at $20 per share, you would have realized a pre-tax gain of $7,000, but if you exchanged your options and exercised them and sold the shares subject to the new options at a price of $20 per share, you would realize only a pre-tax gain of $6,805.

Your new awards will be completely unvested on the new award grant date.

The new awards will be subject to a vesting schedule. If you do not remain an employee or other service provider with Infinera or its subsidiaries through the date your new awards vest, you will not receive the shares subject to those new awards. Instead, to the extent unvested, your new awards generally will expire immediately upon your termination. As a result, you may not receive any value from your new awards.

If we are acquired by or merge with another company, your eligible options might be worth more than the restricted stock units or new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or our subsidiaries terminates before part or all of your new awards vest, you will not receive any value from the unvested part of your new awards.

Tax-Related Risks

The U.S. tax effects of restricted stock units differ significantly from the U.S. tax treatment of your eligible options.

If you participate in the offer and you receive RSUs in exchange for your eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the new award grant date. However, you generally will have taxable ordinary income when the shares underlying your RSUs are issued to you. Infinera also will typically have a tax withholding obligation at the time of issuance of the shares underlying your RSUs after the RSUs vest. Infinera will satisfy all tax withholding obligations in the manner specified in your new award agreement. The forms of new award agreement are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the shares underlying the RSUs. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options.

Example 1

For example, assume that you are a U.S. employee of Infinera and you exchange an eligible non-qualified stock option for 1,000 shares with an exercise price of $13.00 and a grant date of February 28, 2008, for 361 restricted stock units. If the eligible option was held instead and exercised for $13.00 per share while the fair market value of our common stock was $14.00 per share, you would recognize ordinary income on $1,000 at exercise. If you later sold the shares at a time when the price of our common stock was $20 per share, you would have capital gain on $6.00 per share, which is the difference between the sale price of $20 and the $14 per share fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 35%). If, instead, you had exchanged your eligible options for RSUs, you would be subject to ordinary income tax (currently taxed at a maximum rate of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For example, if you vest in 50 restricted stock units when the fair market value of our stock is $14.00 per share, you will recognize ordinary income on $700. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at a time when the price of our common stock was $20 per share, you would have a capital gain of $6.00 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock units or the shares thereunder, while, in the example above, you would have paid the exercise price of $13.00 per share of post-tax dollars for the shares subject to your eligible options.

Your new options will be nonstatutory stock options for U.S. tax purposes, even if your eligible options are incentive stock options.

If you receive new options in exchange for your eligible options, the new options will be classified for U.S. tax purposes as nonstatutory stock options. In general, if you are a U.S. tax resident, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 entitled “Material U.S. federal income tax consequences.”

The offer currently is expected to remain open for twenty-nine (29) calendar days. However, if we extend the offer so that it remains open for thirty (30) or more calendar days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange, for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

If the offer period lasts for thirty (30) or more calendar days, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any such options upon exercise thereof until more than two (2) years from the date this offer commenced on January 25, 2010, and more than one (1) year after the date you exercise such options.

Note that some of your exchanged options that are incentive stock options may be exchanged for new options that are nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and our subsequent Quarterly Reports on Form 10-Q, as well as the information provided in this Offer to Exchange (including the Schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://infinera.com/company/investor. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of Infinera or its subsidiaries who is employed in India, the United Kingdom and the United States at the commencement of this offer and remain an employee of Infinera or its subsidiaries in those countries through the expiration of the offer and the new award grant date. The non-employee members of our board of directors are not eligible employees and therefore may not participate in this offer. Our executive officers and directors are listed on Schedule A of this Offer to Exchange.

We have excluded certain non-U.S. employees from this offer because: (i) we only have a handful of employees that otherwise would be eligible to participate in the offer; (ii) the costs associated with compliance in the various jurisdictions where such non-U.S. employees reside would make the program uneconomic, imperiling our ability to execute the offer; and (iii) we have determined that applicable tax and regulatory concerns make exchanging otherwise eligible options for new option awards less attractive in such non-U.S. jurisdictions. We have determined that including option holders who reside in these jurisdictions in the offer would result in the offer not having the desired compensatory effect. We are considering additional alternative compensation plans for non-U.S. employees who are not eligible to participate in the offer, as we believe they may be more efficiently compensated through other means.

To receive a grant of new awards, you must remain an employee of Infinera or its subsidiaries and employed in India, the United Kingdom or the United States through the new award grant date. If you do not remain an employee of Infinera or its subsidiaries in any of those countries through the new award grant date, you will keep your current eligible options, and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the new award grant date is expected to be February 22, 2010. If you are a U.S. employee, your employment with Infinera will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice (unless otherwise set forth in an agreement between you and us or as required by applicable law). In order to continue to vest in your new awards, you must remain an employee or other service provider to Infinera or its subsidiaries through each relevant vesting date. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, other equity awards or any other rights to you or anyone else.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. Options eligible under this offer include outstanding and unexercised options that were granted before January 25, 2009, under the Plan with an exercise price per share greater than $8.16, that remain outstanding as of the expiration of this offer. If a particular option grant expires after commencement but before the expiration date, that particular option grant is not eligible for exchange.

To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your eligible options. The schedule also will be available via the Infinera offer website at https://infinera.equitybenefits.com. This schedule will list your option grants that remain outstanding as of January 25, 2010, whether those eligible options are incentive stock options or non-qualified options, the date of each grant, the exercise price and the extent to which each option grant is vested.

You may choose which of your eligible options you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. The result is that you may elect to exchange one or more of your eligible option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example, if you hold (1) an eligible option to purchase 1,000 shares, 700 shares of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may elect to exchange:

•	Your first eligible option grant covering the entire remaining 300 shares,

•	Your second eligible option grant covering 1,000 shares,

•	Your third eligible option grant covering 2,000 shares,

•	Two of your three eligible option grants for the amount of shares as described above,

•	All three of your eligible option grants for the amount of shares as described above, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to options to purchase only 100 shares (or any other partial amount) under that grant or less than all of the shares under the second and third eligible option grants.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the eligible option for any action taken by you with respect to such an election.

For example, if you are an eligible employee and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the 2,500 shares that remain outstanding subject to the eligible option grant, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant.

For purposes of this offer the term “option” generally refers to an option to purchase one (1) or more shares of our common stock.

All new awards will be subject to the terms of the Plan, and to a new award agreement entered into between you and Infinera. The current forms of award agreement for grants made under the Plan are incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

This offer is not a one-for-one exchange of your eligible options for new awards. Eligible options cancelled pursuant to the offer will be exchanged for a lesser number of RSUs or new options determined on the basis of an exchange ratio applied to exchanged options on a grant-by-grant basis. If you participate in the offer, you will receive such lesser number of new awards in the form of RSUs, except that if you are a Senior Officer, you will receive a lesser number of new awards in the form of new options.

A certain exchange ratio will be applied to each of your exchanged options to determine the number of new awards you would receive pursuant to the offer. The exchange ratios apply to each of your eligible option grants separately based on the per share exercise price of each such eligible option grant and with respect to certain options, the grant date. The various eligible option grants you hold may be subject to different exchange ratios. For purposes of applying the exchange ratios, subject to your continued service with Infinera or its subsidiaries, through each relevant vesting date, (i) the number of shares that vest on the first new award vesting date will be rounded up to the nearest whole number of shares that will vest on such vesting date and (ii) the number of shares that will vest on each subsequent vesting date will be (a) rounded down to the nearest whole share solely to the extent such downward rounding is required to off-set the upward rounding from a prior vesting date or (b) rounded up to the nearest whole share.

Non-Senior Officers

If you are an eligible employee and are not a Senior Officer, you will receive new awards entirely in the form of RSUs in exchange for options cancelled in the offer. The number of RSUs that will be granted to you in exchange for an eligible option grant will depend on the per share exercise price of your exchanged option and, with respect to certain eligible options, the option’s grant date, as follows:

Per Share Exercise Price of Eligible Options	Exchange Ratio (the number of RSUs you will receive in exchange for your exchanged options)
Greater than $8.16 but less than $13.00	.365
$13.00, granted on June 7, 2007	.312
$13.00, granted on February 28, 2008	.361
Greater than $13.00 but less than $19.00	.325
$19.00 and higher	.279

Each such grant of eligible options surrendered pursuant to the offer by an eligible employee who is not a Senior Officer and cancelled in the offer will be exchanged for a lesser number of RSUs equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, multiplied by (b) the exchange ratio, with any fractional shares rounded to the nearest whole RSU.

Example – Non-Senior Officer

If you are an eligible employee and are not a Senior Officer, and you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $13.54, then on the new award grant date you will receive 325 RSUs. This is equal to 1,000 shares multiplied by .325 (the exchange ratio for an eligible option with an exercise price greater than $13.00 but less than $19.00).

Senior Officers

If you are an eligible employee and are a Senior Officer, you will receive new awards entirely in the form of new options in exchange for options cancelled in the offer. The number of new options that will be granted to you in exchange for an eligible option will depend on the per share exercise price of your exchanged option and, with respect to certain options, the option’s grant date, as follows:

Per Share Exercise Price of Eligible Options	Exchange Ratio (the number of new options you will receive in exchange for your exchanged options)
$13.00, granted in 2007	.633
$13.00, granted in 2008	.676

Each such grant of eligible options surrendered pursuant to the offer and cancelled in the offer will be exchanged for new options for a lesser number of shares equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, multiplied by (b) the exchange ratio, with any fractional shares rounded to the nearest whole share.

Example – Senior Officer

If you are an eligible employee and are a Senior Officer, and you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $13.00 granted on June 7, 2007, then on the new award grant date you will receive a new option grant covering 633 shares of Infinera common stock. This is equal to 1,000 shares multiplied by .633 (the exchange ratio for an eligible option with an exercise price of $13.00, granted on June 7, 2007).

The expiration date for this offer will be 9:00 p.m., Pacific Time, on February 22, 2010, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees.

Our stock price, like that of many other companies in the technology industry, has declined significantly in the past year. We and other optical networking companies have been impacted by the downturn in business spending and declining consumer confidence, as well as other macro-economic factors. As a result of these factors, many of our employees hold options that are substantially underwater (that is, the per share exercise price of the option is higher than the current fair market value of a share of our common stock). These underwater options currently do not provide meaningful retention and incentive value to our employees and, thus, do not enhance long-term stockholder value. We believe the offer would provide employees a meaningful incentive that is directly aligned with the interests of our stockholders and would restore the lost retention value of the equity compensation of such employees. We believe the offer also will better align the value associated with the compensation expense we have booked and will continue to book in the future for these options.

We believe that offering new options to Senior Officers, rather than the RSUs being offered to other employees, will better serve the retention and incentive purposes described above. Because an individual Senior Officer generally has a greater impact on, and a greater ability to influence, the performance of Infinera than other individual employees, we seek to ensure that Senior Officers only benefit from the new awards if the value of our common stock increases from the date of the new awards. The new options will be granted with an exercise price equal to the closing sale price of our common stock on the new award grant date and, therefore, will not have any built-in value on that date and thus a Senior Officer will not benefit economically unless our common stock price increases following the new award grant date and the Senior Officer’s new options vest. If we granted Senior Officers RSUs, those new awards would have built-in value on the date of grant and the Senior Officers could benefit economically from these awards even if the price of our common stock declines from the new award grant date, subject only to continued service through the applicable vesting dates.

We are not adverse to granting our Senior Officers restricted stock units, as it has been our practice to grant Senior Officers a mixture of restricted stock units and options to purchase common stock as part of their overall compensation packages. In structuring the terms of this offer for Senior Officers, we seek to preserve a mixture of options and restricted stock units for Senior Officers, and replacing the eligible options of Senior Officers with RSUs would alter the balance of stock options and restricted stock units held by Senior Officers in a manner inconsistent with the intentions of our compensation packages. In contrast, we now weigh grants to non-Senior Officer employees more heavily towards restricted stock units because an individual non-Senior Officer employee generally has less ability to influence the price of our common stock. For non-Senior Officer employees, we now seek to use awards that will retain value even if our common stock does not perform well, and we feel this is a more efficient use of our plan share reserve than granting stock options to all non-Senior Officer employees.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

If you are an eligible employee, you will receive on the commencement of the offer an email at your regular Infinera email address from Thomas J. Fallon, our President and Chief Executive Officer, dated January 25, 2010, announcing this offer.

Participation in this offer is voluntary. If you choose to participate in the offer, you must do the following on or before 9:00 p.m., Pacific Time, on February 22, 2010, or the applicable expiration date, if we extend the offer:

1. To submit an election via the offer website, go to https://infinera.equitybenefits.com and enter your login ID and your password, which you received in the email from Thomas J. Fallon, dated January 25, 2010, announcing the offer. When logging on for the first time you will be required to reset your password to something of your choosing (typically up to nine digits of letters and numbers).

2. After logging into the offer website, follow the instructions and review the information provided in the schedule of your eligible options. Select the appropriate box next to each eligible option grant you wish to exchange pursuant to the offer.

3. If you are satisfied with your selections, continue through the offer website. Select the “I Agree” box to agree to the Election Terms and Conditions and select the “Submit” button to submit your election.

4. After submitting your election, you will be directed to the confirmation statement page. Please print and keep a copy of the confirmation statement for your records.

We must receive your properly completed election before the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on February 22, 2010, unless we extend the offer.

Participation in this offer is completely voluntary. If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your eligible options. The schedule also will be available via the Infinera offer website at https://infinera.equitybenefits.com. This schedule will list your outstanding option grants that are eligible options, the grant date of your eligible options, the exercise price of your eligible options, the number of shares subject to your eligible options that are vested and exercisable as of January 25, 2010, and the vesting schedule of your eligible options.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on February 22, 2010, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered eligible options by 9:00 p.m., Pacific Time, on the fortieth business day from the commencement of the offer, you may withdraw your eligible options at any time thereafter up to such time as Infinera does accept your properly tendered awards.

You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or less eligible option grants in your election, you must complete and submit a new election before the expiration date by following the procedures described above. This new election must be properly completed and actually received after any prior elections you have submitted and must list all eligible option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

Your delivery of all documents relating to the offer, including elections, is at your risk. Only documents that are properly completed and actually received via the offer website by the deadline will be accepted. Elections submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. You should print and keep a copy of the confirmation statement generated on the offer website at the time that you complete and submit your election. The printed confirmation statement will provide evidence that you submitted your election. If you have not received a confirmation email, it is your responsibility to confirm that we have received your election. If you need to confirm receipt, you may contact Valerie Hopkins by phone at +1 (408) 543-7818 or email at optionexchange@infinera.com.

This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer.

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date (but following expiration of the offer), which we presently expect will be February 22, 2010.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We reserve the right to reject any election or any options elected to be exchanged that we determine are not in appropriate form. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered eligible options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offer period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible options for exchange will constitute a binding agreement between Infinera and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this offer, only in accordance with the provisions of this section.

You may change an election you previously made with respect to some or all of your eligible options at any time before the expiration date, which is expected to be 9:00 p.m., Pacific Time, on February 22, 2010. If we extend the offer, you may withdraw your eligible options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this offer, if we have not accepted your eligible options by 9:00 p.m., Pacific Time, on the fortieth business day from commencement of the offer, you may withdraw your eligible options at any time thereafter up to such time as Infinera does accept your properly tendered awards.

To change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this offer, you must deliver a valid election indicating only the eligible options you wish to exchange in the offer or a valid election indicating that you reject the offer with respect to all of your eligible options, while you still have the right to withdraw the eligible options.

1. To change an election or withdraw participation from the offer with respect to some or all of your eligible options via the offer website, go to https://infinera.equitybenefits.com and enter your login ID, which is your Company email address, and your password, which you received in the email from Thomas J. Fallon, dated January 25, 2010, announcing the offer. When logging on for the first time you will be required to reset your password to something of your own choosing (typically up to nine digits of letters and numbers).

2. After logging into the offer website, follow the instructions and review the information provided in the schedule of your eligible options. Select the appropriate box next to each eligible option grant to indicate whether you wish to exchange such option grant pursuant to the offer.

3. If you are satisfied with your selections, continue through the offer website. Select the “I Agree” box to agree to the Election Terms and Conditions and select the “Submit” button to submit your election.

4. After submitting your election, you will be directed to the confirmation statement page. Please print and keep a copy of the confirmation statement for your records.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election to Infinera before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election must be properly completed and actually received after your previously submitted election and must list all eligible options you wish to exchange. Any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding.

Your delivery of all documents related to the offer, including any elections, is at your risk. Only documents that are properly completed, and actually received via the offer website by the deadline will be accepted. Elections submitted by any other means, including by fax, email, hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. You should print and keep a copy of the confirmation statement generated on the offer website at the time that you complete and submit your election. The printed confirmation statement will provide evidence that you submitted your election. If you have not received a confirmation email, it is your responsibility to confirm that we have received your election. If you need to confirm receipt, you may contact Valerie Hopkins by phone at +1 (408) 543-7818 or email at optionexchange@infinera.com.

6.	Acceptance of options for exchange and issuance of new awards.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled as of the cancellation date, which we anticipate to be February 22, 2010 (but following the expiration of the offer).

For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the eligible options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered eligible options that are not validly withdrawn.

We will grant the new awards on the new award grant date. We expect the new award grant date to be February 22, 2010 (but following expiration of the offer and cancellation of exchanged options). The exercise price per share of all new options will be equal to the closing sale price of our common stock as reported on the NASDAQ Global Select Market on the new award grant date. We cannot predict the exercise price of the new options. All RSUs and new options will be granted under the Plan and will be subject to a new award agreement between you and Infinera. As discussed in Sections 9 and 14 of this Offer to Exchange, if you are a

Senior Officer and participate in the offer, your exchanged options that are incentive stock options will be exchanged for new options that are nonstatutory stock options for U.S. tax purposes.

After the expiration date, you will receive your new award agreement in accordance with the Company’s customary procedures. Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to certain exceptions, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

-

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

-	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

-

the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

-	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•

A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed, or we will have learned that:

-

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

-	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

-

any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that, in our judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Infinera.

If any of the above events occur, we may:

•	Terminate this offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	Amend the terms of this offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We will notify eligible employees promptly of our determination that any of such conditions has arisen and how we intend to proceed. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.

The Infinera common stock that underlies your options is traded on the NASDAQ Global Select Market under the symbol “INFN.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the NASDAQ Global Select Market.

	High	Low
Fiscal Year Ended December 27, 2008
1st Quarter	$15.27	$8.28
2nd Quarter	$16.11	$8.73
3rd Quarter	$11.88	$7.79
4th Quarter	$10.39	$5.81
Fiscal Year Ended December 26, 2009
1st Quarter	$9.28	$5.69
2nd Quarter	$10.53	$7.00
3rd Quarter	$9.43	$6.49
4th Quarter	$9.80	$7.12
Fiscal Year Ending December 25, 2010
1st Quarter (through January 22, 2010)	$9.27	$7.92

On January 22, 2010, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was $7.92 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new awards.

Consideration.

We will issue RSUs or, with respect to eligible employees who are Senior Officers participating in the offer, new options, in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your exchanged options, you will be entitled to receive new awards based on the exercise price (and with respect to certain eligible options, the grant date) of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional RSUs and new options to purchase a fractional number of shares will be (i) rounded up to the nearest whole RSU or share of common stock (as applicable) if such fraction is greater than or equal to 0.5, on a grant-by-grant basis, or (ii) rounded down to the nearest whole RSU or share of common stock (as applicable) if such fraction is less than 0.5, on a grant-by-grant basis. If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 5,265,300 shares), subject to the terms and conditions of this offer, we will grant RSUs covering 2,859,607 shares of our common stock and new options covering 2,405,693 shares of our common stock, or approximately 3.0% and 2.5%, respectively, of the total shares of our common stock outstanding as of January 14, 2010.

General terms of new awards.

New awards will be granted under the Plan. All new awards will be subject to the terms of the Plan and to a new award agreement between you and Infinera. RSUs are promises by Infinera to issue shares of our common stock in the future provided the vesting criteria are satisfied. RSUs are a different type of equity award than options, and so the terms and conditions of RSUs necessarily will be different from the options exchanged pursuant to the offer. Your RSUs will have a new vesting schedule based on the vesting schedule of and extent to which shares are vested under the applicable exchanged option. Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of Infinera. Once you have been issued the shares of Infinera common stock underlying your RSUs, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

If you are an eligible employee who is a Senior Officer and you participate in the offer, you will receive new options for your exchanged options. The terms and conditions of the new options will vary from the terms and conditions of the options that you tendered for exchange. Your new options will have a different per share exercise price and a new vesting schedule based on the vesting schedule of and extent to which shares are vested under the applicable exchanged option. In addition, the new options granted in exchange for your eligible options will be granted as nonstatutory stock options, even if your eligible options are classified as incentive stock options for U.S. tax purposes. Nonstatutory stock options are not eligible to receive the same favorable U.S. tax treatment as incentive stock options. As a result, nonstatutory stock options generally are less favorable to U.S. taxpayers from a tax perspective. For more detailed information, please see the tax disclosure set forth under Section 14 entitled “Material income tax consequences.”

The following description summarizes the material terms of the Plan under which eligible options were granted and new awards will be granted. Our statements in this Offer to Exchange concerning the Plan and the new awards are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plan and forms of award agreement thereunder. The Plan and forms of award agreement thereunder have been incorporated by reference as exhibits to the Schedule TO with which this offer has been filed and are available on the SEC website at www.sec.gov. Please go to the offer website at https://infinera.equitybenefits.com or contact Valerie Hopkins by phone at +1 (408) 543-7818 or email at optionexchange@infinera.com or mail to Valerie Hopkins at Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089, to receive a copy of the Plan and the relevant forms of award agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Infinera Corporation 2007 Equity Incentive Plan.

The Plan permits the granting of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units and other stock or cash awards. The Plan was adopted by our board of directors in February 2007, and approved by our stockholders in May 2007. As of January 14, 2010, the maximum number of common shares subject to options, on the one hand, and restricted stock units and performance stock units (PSUs), on the other hand, currently outstanding under the Plan was approximately 10,096,254 and 8,336,270, respectively. As of January 14, 2010, the maximum number of shares available for future issuance under the Plan was 3,682,406. The Plan is administered by our board of directors or a committee designated by our board of directors, which we refer to as the administrator. Subject to the other provisions of the Plan, the administrator has the power to determine the terms and conditions of the equity awards granted, including the vesting schedule and number of shares underlying the award.

Exercise price.

The exercise price of an option granted under the Plans generally is determined by the administrator; provided, however, that the exercise price of an option will in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. The exercise price per share of new options will be equal to the closing sale price of our common stock as reported on the NASDAQ Global Select Market on the new award grant date, which is expected to be February 22, 2010.

Vesting, Exercisability, Payout and Term.

The vesting schedule of awards granted under the Plan generally is determined by the administrator in accordance with the terms of the Plan. The RSUs and new options granted under this offer will be subject to a new vesting schedule based on the vesting schedule of and extent to which shares are vested under the applicable exchanged option. If you accept the offer, all of the outstanding shares that constitute each grant, including both vested and unvested options, will be converted into unvested RSUs, or options, as part of the offer. Subject to your continued service with Infinera or its subsidiaries through each relevant vesting date, new awards will be scheduled to vest as follows:

•	None of the new awards will be vested on the new award grant date.

•

For each eligible option grant subject to a 5-year vesting schedule that has vested for less than 2 years of its vesting schedule as of the expiration date, RSUs granted in exchange for such eligible option grant will vest on a quarterly basis, and new options granted in exchange for such eligible option grant will vest on a monthly basis, ratably over a period of 4 years following the new vesting commencement date.

•

For each eligible option grant subject to a 5-year vesting schedule that has vested for at least 2 years but less than 3 years of its vesting schedule as of the expiration date, RSUs granted in exchange for such eligible option grant will vest on a quarterly basis, and new options granted in exchange for such eligible option grant will vest on a monthly basis, ratably over a period of 3 years following the new vesting commencement date.

•

For each eligible option grant subject to a 4-year vesting schedule that has vested for less than 2 years of its vesting schedule as of the expiration date, RSUs granted in exchange for such eligible option grant will vest on a quarterly basis, and new options granted in exchange for such eligible option grant will vest on a monthly basis, ratably over a period of 3 years following the new vesting commencement date.

•

For each eligible option grant subject to a 4-year vesting schedule that has vested for at least 2 years but less than 3 years of its vesting schedule as of the expiration date, RSUs granted in exchange for such eligible option grant will vest on a quarterly basis, and new options granted in exchange for such eligible option grant will vest on a monthly basis, ratably over a period of 2 years following the new vesting commencement date.

We expect the new award grant date will be February 22, 2010. Upon vesting, new options will remain exercisable in accordance with the terms and conditions of the Plan and the new award agreement under which the new options are granted. Upon vesting, RSUs will be settled in accordance with the terms and conditions of the Plan and the new award agreement under which the RSUs are granted.

New awards that do not vest will be forfeited to Infinera at no cost to us on the date set forth in your new award agreement (or sooner upon certain events, such as your termination of services with us or our subsidiaries). Any vested shares subject to new options at the time the option holder ceases service to us will remain exercisable only in accordance with the terms of the Plan and new award agreement under which the new option is granted and will terminate thereafter. Generally, such post termination exercisability period will be 3 months.

We will make minor modifications to the vesting schedule of any new awards to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued service with Infinera or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on the first new award vesting date will be rounded up to the nearest whole number of shares that will vest on such vesting date and (ii) the number of shares that will vest on each subsequent vesting date will be (a) rounded down to the nearest whole share solely to the extent such downward rounding is required to off-set upward rounding from a prior vesting date or (b) rounded up to the nearest whole share.

Example – RSUs

For example, assume that an eligible option to purchase 1,000 shares of our common stock with an exercise price of $13.00 per share and a grant date of June 7, 2007, is exchanged pursuant to the offer on February 22, 2010, for 312 RSUs (1,000 multiplied by .312). The eligible option has a 5-year vesting schedule and on the offer expiration date, it had vested for 2 years and 7 months. The RSUs will be scheduled to vest as follows, subject to your continued service to Infinera or its subsidiaries through each relevant date:

Vesting Schedule of RSUs
The total of 312 RSUs will be scheduled to vest on a quarterly basis ratably on the 5th of each of May, August, and November in the years 2010, 2011 and 2012 and the 5th of February in 2011, 2012 and 2013.

None of the RSUs will be vested on the date of grant. RSUs granted in exchange for an eligible option grant that is subject to a 5-year vesting schedule and that has vested for at least 2 years but less than 3 years of its vesting schedule as of the expiration date will vest on a quarterly basis ratably over a period of 3 years following the new award grant date, subject to your continued service with us or our subsidiaries through each relevant vesting date.

Example – New Options

As another example, assume that an eligible option to purchase 1,000 shares of our common stock with an exercise price of $13.00 per share and a grant date of February 28, 2008, is exchanged pursuant to the offer on February 22, 2010, for a new option to purchase 676 shares (1,000 multiplied by .676). The eligible option has a 5-year vesting schedule and on the offer expiration date, it had vested for less than 2 years. The new option will be scheduled to vest as follows, subject to your continued service to Infinera or its subsidiaries through each relevant date:

Vesting Schedule of New Option
The total of 676 shares subject to the new option will be scheduled to vest ratably on a monthly basis on the 5th of each month following the grant date for forty-eight (48) months.

None of the new options will be vested on the date of grant. New options granted in exchange for eligible option grant that is subject to a 5-year vesting schedule and that has vested for less than 2 years of its vesting schedule as of the expiration date will vest on a monthly basis ratably over a period of 4 years following the new award grant date, subject to your continued service with us or our subsidiaries through each relevant vesting date.

Vesting on any date is subject to your continued service to Infinera or its subsidiaries through each relevant vesting date. Generally, any vested new options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under applicable law.

New awards will be granted on the new award grant date, which currently is expected to be February 22, 2010. New options will have a maximum expiration date that is the same date as the maximum expiration date of the eligible option grant in exchange for which the new options were granted. For example, if your eligible option had a maximum term of 10 years from its date of grant and its maximum expiration date is June 10, 2018, then the new option granted to you in exchange for such eligible option will have a maximum expiration date that also is June 10, 2018. In no event will your new option expire after the latest date on which the corresponding eligible option could have expired. New options may expire earlier upon the occurrence of certain events as set forth in the relevant new award agreement, including for example, your termination of service with Infinera or its subsidiaries.

If your RSUs vest in accordance with the vesting schedule set forth in your new award agreement, you automatically will receive the shares subject to the RSUs promptly thereafter. New awards that do not vest will be forfeited to Infinera and you will receive no payment for them.

Adjustments upon certain events.

Events occurring before the new award grant date. If we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible options which you tendered for exchange, and your eligible options will be treated in accordance with the Plan under which they were granted and your award agreement. Further, if Infinera is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no new options in exchange for them. If Infinera is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new awards, including any adjustments to the exercise price and number of shares that will be subject to the new awards. Under such circumstances, the type of security and the number of shares covered by your new awards would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new awards covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new awards if no merger or acquisition had occurred.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the new award grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new awards or other benefit for your tendered options.

Events occurring after the new award grant date. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of our common stock or other securities of Infinera, or other change in the corporate structure of Infinera affecting the shares of our common stock occurs, appropriate adjustments will be made to the class, number and price of shares subject to each equity award granted under the Plan, including any new options and RSUs.

If we liquidate or dissolve, the administrator will notify each holder of an award granted under the Plan as soon as practicable prior to the effective date of such transaction and to the extent not previously exercised, your outstanding award will terminate immediately before the consummation of the dissolution or liquidation.

In the event of a transaction described in the Plan (such as a merger or change in control of Infinera), each outstanding equity award granted under the Plan will (i) be assumed or equivalent awards will be substituted, by a successor corporation or its parent or subsidiary, or (ii), if the successor corporation or its parent or subsidiary does not assume or substitute for the outstanding equity award, vest as to 100% of the shares subject to such equity award immediately prior to the transaction (and all performance goals will be deemed achieved at target levels). Options and stock appreciation rights that become fully vested as a result of such transaction will have a period of time from receiving notice from the administrator, as determined by the administrator, to be exercisable with respect to all such vested shares subject to the equity award.

Transferability of options.

Equity awards granted under the Plan generally may not be transferred, other than by will or by the laws of descent and distribution, and only you may exercise your award.

Registration of shares underlying new options.

All of the shares of Infinera common stock issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Infinera for purposes of the Securities Act, you will be able to sell the shares issuable upon vesting of your RSUs or exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new awards and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a U.S. taxpayer, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. If you are employed in India or the United Kingdom, see Schedules B and C, as applicable, of this Offer to Exchange for the tax, social insurance and other legal consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Infinera.

Our principal executive offices are located at 169 Java Drive, Sunnyvale, CA 94089 and our telephone number is (408) 572-5200. Questions regarding this offer, and requests for additional copies of this Offer to Exchange and/or the other offer documents, should be directed to Valerie Hopkins by phone at +1 (408) 543-7818 or email at optionexchange@infinera.com. Copies will be furnished promptly at Infinera’s expense.

Infinera has developed a digital optical networking system (“DTN System”) and began commercial shipment of our DTN System in November 2004. Infinera’s DTN System is unique in its use of a breakthrough semiconductor technology: the photonic integrated circuit (“PIC”). Infinera’s DTN System and PIC technology are designed to provide optical networks with simpler and more flexible engineering and operations, faster time-to-service, and the ability to rapidly deliver differentiated services without reengineering their optical infrastructure.

The financial statements and notes to the financial statements included in our most recent Annual Report on Form 10-K and our Quarterly Reports for the quarters ended March 28, 2009, June 27, 2009 and September 26, 2009 are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $3.80 on January 14, 2010 (calculated using the book value as of January 14, 2010, divided by the number of outstanding shares of our common stock as of January 14, 2010).

For the fiscal years ended December 27, 2008 and December 26, 2009, the Company had no fixed charges.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our executive officers and directors is attached to this Offer to Exchange as Schedule A. Our non-employee members of our board of directors may not participate in this offer. As of December 26, 2009, our executive officers and directors (11 persons) as a group held unexercised and outstanding options to purchase a total of 4,097,000 of our shares, on the one hand, and 1,790,000 outstanding RSUs and PSUs, on the other hand, under the Plan which represented approximately 40.5% of the shares subject to all options outstanding and 21.4% of all RSUs and PSUs, respectively, under the Plan as of that date.

The following tables below set forth the beneficial ownership of each of our executive officers and directors of options and RSUs and PSUs under the Plan outstanding as of December 26, 2009. The percentages in the tables below are based on the total number of outstanding options to purchase shares of our common stock, on the one hand, and RSUs and PSUs, on the other hand, under the Plan, which were 10,112,901 and 8,370,020, respectively, as of December 26, 2009. Our non-employee members of our board of directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our 2007 Equity Incentive Plan	Percentage of Total Outstanding Options Under our 2007 Equity Incentive Plan	Number of Outstanding RSUs and PSUs Granted Under our 2007 Equity Incentive Plan	Percentage of Total Outstanding RSUs and PSUs Under our 2007 Equity Incentive Plan
Thomas J. Fallon	Chairman, President and Chief Executive Officer	956,250	9.5%	450,000	5.4%
Duston M. Williams	Chief Financial Officer	506,250	5.0	320,000	3.8
David F. Welch, Ph.D.	Chief Marketing and Strategy Officer	656,250	6.5	300,000	3.6
Ronald D. Martin	Vice President, Worldwide Sales	68,750	*	43,750	*
Michael O. McCarthy, III	Chief Legal Officer	397,500	3.9	203,750	2.4
Jagdeep Singh	Executive Chairman	924,500	9.1	412,500	4.9
Kenneth A. Goldman	Director	125,000	1.2	15,000	*
Reed E. Hundt	Director	112,500	1.1	15,000	*
Dan Maydan, Ph.D.	Director	125,000	1.2	15,000	*
Carl Redfield	Director	125,000	1.2	15,000	*
Kambiz Hooshmand	Director	100,000	1.0	—	—

*	Less than 1%.

On December 15, 2009, Mr. Hooshmand was granted an initial option to purchase 100,000 shares of common stock at an exercise price of $9.24 per share in connection with his appointment to the Board of Directors.

On January 1, 2010, Mr. Singh was awarded 37,500 restricted stock units and 75,000 performance share units.

On January 1, 2010, Mr. Fallon was awarded 75,000 restricted stock units and 150,000 performance share units.

On January 1, 2010, Dr. Welch was awarded 25,000 restricted stock units and 50,000 performance share units.

On January 1, 2010, Mr. Martin was awarded 6,250 restricted stock units and 12,500 performance share units.

On December 3, 2009, Mr. McCarthy exercised 1,979 shares of common stock at $1.84 per share, 11,995 shares of common stock at $1.32 per share and 22,778 shares of common stock at $2.00 per share and sold 36,752 shares of common stock at $9.00 per share pursuant to a Rule 10b5-1 trading plan.

On January 1, 2010, Mr. McCarthy was awarded 18,750 restricted stock units and 37,500 performance share units.

On January 4, 2010, Mr. McCarthy exercised 694 shares of common stock at $2.00 per share and sold 694 shares of common stock at $9.00 per share pursuant to a Rule 10b5-1 trading plan.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our Plans, or in transactions involving our common stock, during the past sixty (60) days before and including the commencement date of this offer.

Except for outstanding options to purchase common stock, RSUs and PSUs granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity incentive plans, and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the Plan. To the extent shares returning to the Plan are not fully reserved for issuance upon exercise of the new options or vesting of RSUs to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, without further stockholder action, except as required by applicable law or the rules of the NASDAQ Global Select Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We will recognize incremental stock-based compensation expense, if any, resulting from the new awards granted in the offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new award granted to employees in exchange for surrendered eligible options, measured as of the date the new awards are granted, over the fair value of the eligible options surrendered in exchange for the new awards, measured immediately prior to the exchange. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, any incremental compensation expense of the forfeited RSUs will not be recognized.

We also may incur compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set, shortly before the offer began, and when the exchange actually occurs on the expiration date, which we expect to be immaterial.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new awards as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our awards as contemplated herein. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered eligible options for exchange and to issue new awards for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new awards or required to obtain a license or regulatory permit or make any other filing before granting new awards on the new award grant date, we will not grant any new awards, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the new award grant date we will not grant any new awards, you will keep the options you tendered and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those option holders subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each option holder will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you. If you are subject to taxation in India or the United Kingdom, please see Schedules B and C of this Offer to Exchange, as applicable, for a summary description of certain tax, social insurance and other tax or legal consequences of participating in the offer. We strongly recommend that you consult with your own tax advisor to discuss the personal tax consequences to you of participating in this offer.

Option holders who exchange outstanding eligible options for restricted stock units or new options under the offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income as the shares subject to the restricted stock units vest at which time they can no longer be forfeited and we will deliver the shares to you. At the same time, Infinera will also typically have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the restricted stock units granted under the offer, you will not have paid any amount for the shares. Infinera will satisfy all tax withholding obligations in the manner specified in your new award agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

You also should note that if your restricted stock units constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and (1) the vesting of all or a portion of your restricted stock units is accelerated in connection with your separation from service with us, and (2) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your restricted stock unit award may need to be delayed by 6 months in order to allow you to avoid the imposition of additional taxation under Section 409A.

Nonstatutory stock options.

If you are an eligible employee who is a Senior Officer and you participate in this offer, you will receive new options in exchange for your exchanged options. Such new options will be granted as nonstatutory stock options, even if your eligible options are classified as incentive stock options for U.S. tax purposes.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such option holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than 3 months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than 2 years after the date the incentive stock option was granted; and

•	more than 1 year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

This offer is currently expected to remain open for 29 days. If we extend this offer such that it is open for 30 days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (January 25, 2010) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than 2 years from the date this offer commenced (January 25, 2010) (i.e., the date of the deemed modification) and more than 1 year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before expiration of the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after the originally scheduled expiration date, but before the actual expiration date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our annual report on Form 10-K for our fiscal year ended December 27, 2008, filed with the SEC on February 17, 2009;

2.	Our quarterly reports on Form 10-Q for the quarters ended March 28, 2009, June 27, 2009 and September 26, 2009, filed with the SEC on May 7, 2009, August 3, 2009 and November 2, 2009, respectively;

3.	Our current reports on Form 8-K filed with the SEC on February 17, 2009, July 21, 2009, July 30, 2009, July 31, 2009, August 12, 2009, September 15, 2009, November 24, 2009 and December 16, 2009;

4.	Our definitive proxy statement on Schedule 14A for our June 11, 2009 annual meeting of stockholders, filed with the SEC on April 27, 2009; and

5.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 21, 2007, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Valerie Hopkins by mail to Valerie Hopkins, Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089, by phone at by phone at +1 (408) 543-7818 or email at optionexchange@infinera.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, including the financial information set forth in Item 8 – Financial Statements and Supplementary Date therein, and our Quarterly Reports on Form 10 Q for the fiscal quarters ended March 28, 2009, June 27, 2009 and September 26, 2009, including the financial information set forth in Item 1 – Condensed Consolidated Financial Statements in each such Quarterly Report, is incorporated herein by reference. You may obtain copies of our SEC filings by following the directions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Infinera Corporation

January 25, 2010

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF INFINERA CORPORATION

The executive officers and directors of Infinera Corporation are set forth in the following table:

Name	Position and Offices Held
Thomas J. Fallon	Chairman, President and Chief Executive Officer
Duston M. Williams	Chief Financial Officer
David F. Welch, Ph.D.	Chief Marketing and Strategy Officer
Ronald D. Martin	Vice President, Worldwide Sales
Michael O. McCarthy, III	Chief Legal Officer
Jagdeep Singh	Executive Chairman
Kenneth A. Goldman	Director
Reed E. Hundt	Director
Dan Maydan, Ph.D.	Director
Carl Redfield	Director
Kambiz Hooshmand	Director

The address of each executive officer and director is: c/o Infinera Corporation, 169 Java Drive, Sunnyvale, California 94089.

The non-employee members of our Board of Directors listed above are not eligible to participate in this offer.

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SCHEDULE B

A GUIDE TO ISSUES FOR EMPLOYEES IN INDIA

Indian tax implications on implementation of Option Exchange Offer:

In relation to the option exchange offer, the employees may need to take into consideration Indian tax implications on exchange of options. Under Indian laws, gains derived from transfer of a capital asset are taxable either as long term capital gains (at the rate of 20.6%) or short term capital gains (at the rate of 30.9%) depending on the period of holding the capital asset.

The Indian tax authorities may assert that the cancellation of vested options results in extinguishment of a right, giving rise to a capital gains tax event. In the event of such an allegation, the capital gains tax rate could be levied at the rate of 20.6% for vested options held for more than three years; otherwise, the gain would be subject to tax at your marginal tax rate (maximum rate being 30.9%).

Further, assuming that the stock options/RSUs are being granted to the employees due to their employment with the Indian subsidiary, following will be the tax consequences:

At the time of exercise of stock options: Shares allotted to the employees upon exercise of options/vesting of RSUs are considered as ‘perquisites’ under the Income Tax Act, 1961 and hence taxable as salary income at the rate of 30%. As a result of this, the Indian company will have to deduct tax at source on the value of the perquisite. The value of the perquisite in this instance would be the difference between the fair market value of the shares on the date of allotment of shares and the exercise price paid by the employee.

At the time of vesting of RSUs: Shares allotted to employees upon vesting of the RSUs will also be considered as ‘perquisite’ and hence taxable as salary income for the employees in India. Accordingly, the Indian company will have to deduct tax at source on the value of the perquisite. In the case of an RSU, since the exercise price will be nil, the employee will have to pay tax on the entire amount equivalent to the fair market value of the shares allotted as on the date of allotment.

At the time of sale of shares of Infinera Corporation: The employees may have to pay either long term capital gains tax (at the rate of 20.6%) or short term capital gains tax (at the rate of 30.9%) on the difference between the sale consideration and the fair market value of the shares on the date exercise (i.e. date of allotment of shares).

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SCHEDULE C

A GUIDE TO ISSUES FOR EMPLOYEES IN THE UNITED KINGDOM

The following is a general summary of certain material United Kingdom (UK) tax consequences to individuals who are at all material times eligible employees resident, ordinarily resident and domiciled solely in the UK for UK tax purposes (UK eligible employees) of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the Offer to Exchange.

The summary below is based on UK tax laws and on the published practice of Her Majesty’s Revenue and Customs (HMRC), in either case current as at the date of the Offer to Exchange. Please note that UK tax laws change frequently and, occasionally (notably in the context of the taxation of amounts of or treated as employment income), on a retroactive basis.

The summary is general in nature and does not purport to discuss all of the UK tax consequences that may be relevant to UK eligible employees in light of their particular circumstances, nor is it generally applicable to all categories of UK eligible employee.

Each eligible employee is strongly encouraged to consult an appropriate professional advisor as to the UK and non-UK tax consequences relevant to their particular circumstances of the transactions contemplated by the Offer to Exchange.

UK TAX INFORMATION

Exchange of eligible options for RSUs

The cancellation of eligible options held by a UK eligible employee in consideration for the grant to that UK eligible employee of RSUs will likely not give rise to a charge to UK tax for that UK eligible employee.

Grant of RSUs

The grant of RSUs to a UK eligible employee should not give rise to a charge to UK tax for that UK eligible employee unless certain anti-avoidance provisions apply.

Vesting of RSUs

Upon vesting of the RSUs and the resulting acquisition of Infinera common stock, an amount equal to the then market value of the Infinera common stock will be treated as employment income of the relevant UK eligible employee and will be subject to UK income tax and (employee’s) national insurance contributions accordingly. See also Withholding and Reporting below.

UK eligible employees may also be liable for their employer’s portion of national insurance contributions referable to the vesting of the RSUs and the resulting acquisition of Infinera common stock if they have entered into a valid joint election to that effect.

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Sale of Infinera common stock acquired on vesting of RSUs

On disposing of Infinera common stock acquired on vesting of RSUs, UK eligible employees should be liable to UK capital gains tax, subject to the availability of allowable losses and/or other reliefs and allowances, on the difference between the proceeds of sale and the market value of the common stock on vesting of the RSUs.

Withholding and reporting

A UK eligible employee’s employer would generally be required to account to HMRC for the amount of income tax and employee’s national insurance contributions referred to in Vesting of RSUs above and recover that amount from the UK eligible employee. The terms of the Plan make certain provisions in that respect (see in particular Section 14, Tax Withholding).

A UK eligible employee’s employer would also be required to report to HMRC the details of the exchange of eligible options for RSUs by, and the grant of RSUs to, that UK eligible employee as well as the vesting of RSUs held by UK eligible employees.

UK eligible employees are responsible for reporting and paying any tax resulting from the sale of Infinera common stock acquired on vesting of RSUs.

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